Exhibit 4.7

CipherTrust, Inc.

2000 STOCK OPTION PLAN

(As Amended through July 3, 2003)

I. PURPOSE.

CipherTrust, Inc. (“Company”) 2000 Stock Option Plan is intended to encourage stock ownership by officers and other key employees of the Company and of its subsidiaries, to provide them with a proprietary interest or to increase their proprietary interest in the Company’s success and/or to encourage them to remain in the employ of the Company or any of its subsidiaries.

II. DEFINITIONS

Where the following words appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates a contrary meaning:

A.	Board of Directors - The Board of Directors of the Company.

B.	Code - The Internal Revenue Code of 1986, as amended, including amendments hereafter adopted.

C.	Committee - The Compensation Committee of the Board of Directors or any successor Committee appointed by the Board of Directors. In the absence of the appointment of the Committee, the Board of Directors of the Company shall exercise all of the powers of the Committee under the Plan.

D.	Company - CipherTrust, Inc, a Georgia corporation, which is the parent corporation as defined in Subsections 424(e) and (g) of the Code.

E.	Employee - Employee shall mean any officer or other key employee (including an officer or other key employee who is also a director) employed on a full-time basis by the Company or any present or future Parent or Subsidiary.

F.	ISO - An option granted under the Plan which constitutes an incentive stock option within the meaning of Section 422 of the Code.

G.	Non-Qualified Stock Option or NQSO - An option granted under the Plan which does not qualify as an ISO.

H.	Option - An option granted under the Plan which may be either an ISO or a Non-Qualified Stock Option.

I.	Option Agreement - The document setting forth the terms and conditions of each Option.

J.	Optionee - The holder of an Option.

K.	Parent - Parent shall mean any present or future corporation as defined in Subsections 424(e) and (g) of the Code.

L.	Plan - CipherTrust, Inc. 2000 Stock Option Plan, as the same may be amended from time to time in accordance with the terms hereof.

M.	Shares - The shares of common stock of the Company, $.001 par value, subject to adjustment and substitution as provided in Paragraph V of the Plan.

N.	Subsidiary - Any present or future subsidiary of the Company as defined in Subsections 424(f) and (g) of the Code.

III. ADMINISTRATION.

A.	The Committee shall have full and complete authority in its sole discretion, but subject to the express provisions of the Plan: to grant Options; to determine the option price of the Shares covered by each Option; to determine the Employees of the Company and of its Subsidiaries to whom, and the time or times at which, Options shall be granted; to determine the number of Shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of each option grant and Option Agreement (which terms need not be identical); to determine the vesting schedule of each Option ( including the acceleration thereof); to cancel and amend Options (with the consent of the holder of the Option where required); to impose such conditions on the grant of Options as it determines to be appropriate, including the surrender of outstanding stock options issued under the Plan or any other stock option plan, regardless of the option price; and to make all other determinations and rules and take such other action deemed necessary or advisable for the administration of the Plan. In addition, the Committee may extend the duration of any NQSO for a period not to exceed one year subject to the provisions of Paragraph VI B hereof without changing the option price upon such terms as the Committee may deem advisable.

B.	Each determination, interpretation, rule or other action made or taken pursuant to the Plan by the Committee shall be final and conclusive for all purposes and binding upon all persons, including, but without limitation thereto, the Company, Subsidiaries, the Board of Directors, the Committee, Employees of the Company and its Subsidiaries and Optionees and their respective successors in interest.

C.	The Committee shall consist of not less than two (2) directors. In the event any class of equity security of the Company is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (“34 Act”), each member of the Committee shall be a member of the Board of Directors who is not eligible to participate under the Plan and who has not been granted or awarded equity securities of the Company for at least one year prior to the time the director becomes a member of the Committee or during such service on the Committee pursuant to the Plan or any other “plan” within the meaning of Rule 16b-3 promulgated under the 34 Act, except as otherwise permitted under Rule 16b-3 (or any successor rule or regulation).

CipherTrust Stock Option Plan

D.	The Board of Directors may designate one (1) of the members of the Committee as its chairperson and the Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting at which a quorum was present. Any decision or determination reduced to writing and signed by all the members of the Committee shall be effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

E.	No member of the Committee shall be liable for any action or determination made in good faith with respect to the administration of the Plan and the granting of Options thereunder.

IV. ELIGIBILITY AND LIMITATIONS.

Options may be granted only to Employees of the Company or of any Subsidiary or Parent. Persons who are not Employees of the Company or of a Subsidiary or Parent will not be eligible to receive an ISO. In determining the number of shares to be covered by each Option, subject to Paragraph V hereof, and persons to whom Options shall be granted, the Committee shall take into account such factors as it shall deem relevant in connection with accomplishing the purpose of the Plan as set forth in Paragraph I hereof. Any person who has been granted an Option may be granted an additional Option or Options if the Committee shall so determine. No ISO shall be granted to an individual who, at the time the ISO is granted, owns (within the meaning of subsection 422(b)(6) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Parent or any Subsidiary, unless, at the time the ISO is granted, the option price is at least 110 percent (110%) of the fair market value of the Shares subject to the ISO, and the ISO by its terms is not exercisable after the expiration of five (5) years from the date the ISO is granted.

A.	ISOs granted to an Optionee in excess of the limitations set forth in subsection 422(d) of the Code for any calendar year shall be deemed to be a Non-Qualified Stock Option.

B.	Each Option must be granted prior to the 10th anniversary of the adoption of the Plan by the Board of Directors.

V. AVAILABLE SHARES AND STOCK ADJUSTMENTS.

A.	The total number of Shares that may be issued pursuant to Options granted under the Plan shall not exceed 7,000,000 Shares, subject to adjustment as set forth hereinafter. Shares subject to the Plan may be either authorized but unissued Shares or Shares that were once issued and subsequently reacquired by the Company. If any Option is surrendered before exercise or lapses without exercise or for any other reason ceases to be exercisable, the Shares reserved therefor shall continue to be available under the Plan. The Company will reserve and keep available a sufficient number of authorized but unissued Shares and/or treasury Shares to be issued upon the exercise of the Options

CipherTrust Stock Option Plan

B.	In the event of a stock split, reverse stock split, stock dividend, or a reclassification of the Shares or other similar action by the Company, the total number of Shares which may be issued under the Plan upon the exercise of Options and the total number of Shares and/or the option price contained in any outstanding Option pursuant to which Options were granted under the Plan, shall be appropriately adjusted as determined by the Board of Directors in its sole discretion. Any such adjustment in the number of Shares and/or option price of an ISO shall be made in such manner as to not constitute a modification as defined in Subsection 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code.

C.	In the event of any merger or consolidation or other reorganization in which the Company shall be the surviving entity and its shareholders retain all of the Shares held immediately prior to such event and receive no securities or other property, there shall be no change in the securities or the number of Shares that the holder of the Option will be entitled to receive upon the exercise of the Option or the option price, except as set forth in Paragraph V.

D.	In the event of any merger or consolidation or other reorganization in which the Company shall be the surviving entity and its shareholders have a right to receive securities for or other property in addition to, the outstanding Shares held, each holder of an outstanding Option shall be entitled to receive, upon the exercise of the Option, in lieu of the number of Shares as to which such holder of the Option would otherwise have been entitled to receive upon the exercise of the Option immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and other property to which such holder of the Option would have been entitled to receive (or retain) pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Option had been the holder of record of a number of Shares equal to the number of Shares to which such Option is then being so exercised. Comparable rights shall accrue to each holder of an Option in the event of successive mergers or consolidations or other reorganizations.

E.	In the event of any merger or consolidation or other reorganization, in which the Company is not the surviving corporation and the shareholders of the Company shall not receive any equity securities of the surviving entity (or its Parent) for their Shares, except as hereinafter set forth, all Options (whether or not vested in whole or in part) which have not been exercised prior to or upon such event, shall terminate upon such event unless and to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by the surviving corporation (or its Parent) of any unexercised Options then outstanding. Such action by the Board of Directors may be taken with respect to ISO’s only to the extent permitted by the Code, including Sections 422 and 424. Except to the extent the Board of Directors shall have provided for the substitution of other options for, or for the assumption by another corporation of, any unexercised Options then outstanding or shall have specifically otherwise provided as permitted by this Subparagraph E, the Options which have not vested shall not become exercisable upon such event and all outstanding Options shall expire upon such event.

CipherTrust Stock Option Plan

F.	In the event of any merger or consolidation or other reorganization in which the Company is not the surviving entity and in which its shareholders shall receive equity securities regardless of whether they receive other property) for their Shares, each holder of an outstanding Option shall be entitled to receive, upon the exercise of the Option, in lieu of the number of Shares as to which such holder of the Option would otherwise have been entitled to receive upon the exercise of the Option immediately prior to such merger or consolidation or other reorganization, the number and class of shares and other securities and other property to which such holder of the Option would have been entitled to receive pursuant to the terms of the merger or consolidation or other reorganization if, at the time of such merger or consolidation or other reorganization, such holder of the Option had been the holder of record of a number of Shares equal to the number of Shares to which such Option is then being so exercised. Comparable rights shall accrue to each holder of an Option in the event of successive mergers or consolidations or reorganizations.

G.	Upon the dissolution or liquidation of the Company, all Options, whether or not vested in whole or in part, which have not been exercised prior to such event shall terminate upon such event.

H.	Any adjustments pursuant to this Paragraph V may provide for the elimination of any fractional interest which might otherwise become subject to an Option, with or without consideration, as determined by the Board of Directors.

VI. OPTION TERMS.

The Options will be granted under terms and conditions set forth in a written instrument as determined by the Committee from time to time. The Options will include (but not by way of limitation) the following:

A.	Price and Payment - The purchase price of each Share covered by each Option as determined by the Committee. The purchase price of each Share covered by an ISO shall not be less than the fair market value of a Share at the time of the granting of the Option. The purchase price of each Share covered by NQSO may be less than or more than the fair market value of a Share at the time of the granting of the Option. The purchase price of the Shares to which an Option shall be exercised shall be paid in full at the time of the exercise in cash or by check, subject to collection. With respect to Options granted to Employees of the Company, the Committee may also provide that the purchase price may be paid in whole or in part by assigning to the Company a number of Shares having a fair market value, determined as of the date the Option is exercised, equal to the amount of the purchase price for the Shares being acquired upon the exercise of the Option which the Committee permits to be paid by the assigning of Shares to the Company. In such event, the Committee may, in its sole discretion, require certain representations and other conditions precedent to the acceptance of the Shares from the Optionee.

CipherTrust Stock Option Plan

B.	Duration - The duration of the Options shall be as determined by the Committee, but in no event shall an Option granted hereunder be exercisable after the earliest of any of the following dates: (i) the expiration of ten (10) years from the date the Option is granted; (ii) one (1) year after the cessation of employment of the holder of the Option with the Company, any Subsidiary, or the Parent, except in the event of termination of such employment by reason of disability, death or retirement; (iii) two (2) years after the cessation of such employment in the event of termination of employment due to death, disability (within in the meaning of Subsection 422(c)(6) of the Code) or retirement. The Committee’s determination as to whether such employment of an Optionee has ceased and the effective date thereof shall be final and conclusive on all persons affected thereby. Whether military or other government or eleemosynary service or other leave of absence will constitute termination of such employment shall be determined in each case by the Committee in its sole discretion.

C.	Non-transferability - ISO’s granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution or as otherwise permitted pursuant to the Code. ISOs may be exercised during the lifetime of the Optionee only by the Optionee personally or by the Optionee’s legal representative.

D.	Exercise of Option - Options granted hereunder shall be exercisable in whole or in part as determined by the Committee.

E.

Conditions to Exercise of Options - Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such Shares shall comply with (or be exempt from) all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange or nation market system on which the Shares may then be listed. If the issuance or transfer of Shares to be issued or issued pursuant to any Option granted under the Plan may in the opinion of counsel to the Company conflict or be inconsistent with or not be permitted under any applicable law or regulation of any governmental agency having jurisdiction, including, without limitation, regulations promulgated pursuant to federal and state securities laws, the Company reserves the right to delay the issuance of the Shares upon the exercise of an Option and such delay shall be without liability to or other obligation of the Company. The Company shall have no obligation hereunder to file registration statements or other reports or notices or obtain any license or permit or exemption under any federal or state law with respect to the grant of an Option or the issuance of Shares upon the exercise of an Option or the transfer of such Shares at any time thereafter. The Board of Directors or Committee may require that the holder of an Option, as a condition to each exercise of the Option in whole or in part, to represent to the Company in writing that the Shares to be acquired upon the exercise of the Option are to be acquired by the holder of the Option for investment purposes only, for such person’s own account, and not with a view to distribution and make such other representations as counsel to the Company may reasonably request to assure the availability of an exemption from or compliance with the registration, notice, reporting or permitting requirements of applicable federal or state securities laws. The Option may also set forth such other terms and

CipherTrust Stock Option Plan

conditions relating to the non-registration or qualification of the Shares or the issuance of the Shares by the Company or the transfer of the Shares by the Optionee under the federal and state securities laws, as the Board of Directors or Committee may prescribe. Such representations and other terms and conditions shall continue in effect as long as counsel to the Company may reasonably request.

F.	Disposition of Shares - In the event the disposition of Shares acquired upon the exercise of any Option is not covered by a then current registration statement under the Securities Act of 1933, as amended, and under applicable state securities laws, the Shares so purchased shall be restricted against transfer to the extent and for as long as required by such laws and regulations promulgated thereunder or until, and as long as, the Shares are covered by applicable registration statements filed by the Company in its sole discretion.

G.	Tax Withholdings. In any case where the Company, any Subsidiary or the Parent is obliged to account for (i) any tax (or similar liabilities) in any jurisdiction, and/or (ii) any employee and/or employer social security contributions (or similar liabilities) in any jurisdiction, by virtue of the exercise, release or assignment of the Option or the acquisition and holding of Shares (together, the “Tax Liability”) the Company, Subsidiary or the Parent, as the case may be, may recover the Tax Liability from the Optionee in such manner as the Board of Directors shall think fit and (without prejudice to the generality of the foregoing) Shares shall not be transferred to the Optionee unless the Optionee has either (iii) made a payment to the Company, Subsidiary or the Parent, as the case may be, of an amount equal to the estimated Tax Liability or (iv) entered into arrangements with the Company, Subsidiary or the Parent, as the case may be, to secure that such a payment is made.

H.	National Insurance Contributions Joint Election - Without prejudice to the generality of clause VI. E. above (Conditions to Exercise of Options), the Optionees who are subject to the laws of the United Kingdom may not exercise, release or assign an Option granted under the Plan in any circumstances unless and until the Board of Directors is satisfied that the Optionee has entered into a binding election in the form prescribed by the Company pursuant to which the Optionee assumes liability for the whole of the employers’ National Insurance contributions in respect of share option gains arising from the Option.

I.	Executive Officers. In the event any class of equity security of the Company is registered pursuant to Section 12 of the 34 Act, any election granted to an executive officer (as defined pursuant to rules promulgated under the 1934 Act) of the Parent shall only be made during the period set forth in Rule 16b-3 promulgated under the 1934 Act (or any successor rule or regulation), if any.

VII. EXERCISE.

An Option granted hereunder shall be exercisable in whole or in part only by written notice delivered in person or by mail to the President of the Company or such other officer designated by the President, at its principal executive office, specifying the number of Shares to

CipherTrust Stock Option Plan

be purchased and accompanied by payment therefor and other consideration in accordance with the Option. The holder of an Option shall not be deemed to be a holder of any Shares subject to any Option and shall not be entitled to the rights of a holder of any Shares, including the right to vote the Shares and to receive dividends, unless and until such Shares have been issued.

VIII. TERMINATION AND AMENDMENT.

The Board of Directors may at any time terminate the Plan, or make such amendments thereto or modifications thereof as it shall deem advisable, including amendments deemed necessary or desirable to conform any ISO to any change in the Code or regulations thereto; provided, however, that the Board of Directors may not, without further approval by the shareholders of the Company, increase the maximum number of Shares for which Options may be granted under the Plan or change the designation of the class of employees and other persons eligible to receive Options. No termination, modification or amendment of the Plan shall, without the consent of the Optionee to whom an Option shall theretofore have been granted, adversely affect the rights of such Optionee under such Option without the written consent of such Optionee.

IX. MISCELLANEOUS.

A.	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Georgia.

B.	Employee/Employer Rights. The granting of Options hereunder shall be entirely discretionary and nothing in the Plan shall be deemed to give any person any right of continued employment or give any person any right to receive Options or additional Options hereunder or interfere in any way with the right of the Company, its Parent or Subsidiary to terminate the Optionee’s employment for any reason or the right of the Optionee to terminate his/her employment for any reason. Without prejudice to the generality of the foregoing, participation in this Plan is a matter entirely separate from any pension right or entitlement an Optionee may have and from their terms and conditions of employment and in particular (but without limiting the generality of the foregoing) any individual who leaves the employment of the Company or its Subsidiaries, or the Parent or who otherwise ceases to be an employee shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which the Optionee might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office, employment or otherwise howsoever.

C.	ISO Grants. The Plan is intended to provide in part for the grant of ISO’s pursuant to Section 422 of the Code, including amendments thereto hereafter adopted, and the provisions of the Plan as they relate to ISO’s and the ISO’s granted shall be construed to effectuate such purpose. If for any reason it is subsequently determined that an Option intended to qualify as an ISO does not so qualify, the Company, Parent and Subsidiary shall have no liability to the Optionee and such Options shall be deemed to be Non-Qualified Stock Options.

CipherTrust Stock Option Plan

X. EFFECTIVE DATE.

The Plan shall become effective on the date of its adoption by the Board of Directors subject to the approval of the Plan by the shareholders of the Company within twelve (12) months after the date of its adoption. The date of granting of an Option shall be the date on which the Committee makes the determination of granting such Option or such later date as designated by the Committee.

CipherTrust Stock Option Plan